Exhibit 99.1

For Immediate Release

CSI Compressco LP Announces Quarterly Distribution and
Schedule for Fourth Quarter and Full Year 2018 Results Conference Call

THE WOODLANDS, Texas, January 22, 2019 /PRNewswire/ -- CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) announced today that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended December 31, 2018 of $0.01 per outstanding common unit, or $0.04 per outstanding common unit on an annualized basis. This cash distribution is a reduction to the previous quarterly distribution and will be paid on February 14, 2019 to all common unitholders of record as of the close of business on February 1, 2019.

On December 20, 2018, CSI Compressco announced a reduction in its quarterly common unit distributions for a period of up to four quarters,  The monthly redemption of Series A Preferred into common units has become unduly dilutive to the existing common unit holders given the recent decline in the unit price of CSI Compressco despite the continued strong business environment.  The Partnership intends to use the approximately $34 million of reduced distributions to redeem the remaining Series A Preferred units for cash and avoid further dilution to the Partnership’s common unit holders.  The redemption of the Series A Preferred will be completed by the third quarter of 2019, at which time management and the Board will re-evaluate the distribution policy based on business conditions at that time.

CSI Compressco expects to release its fourth quarter and full year 2018 earnings results before the opening of the market on Wednesday, February 27, 2019.  Following the release, CSI Compressco will host a conference call at 10:30 a.m. Eastern Time to discuss the results. CSI Compressco invites you to listen to the conference call by calling the toll free number 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. The news release will be available on CSI Compressco's website prior to the conference call.  An audio replay of the conference call will be available at 1-877-344-7529, conference number 10127832 for one week following the conference call and the archived webcast will be available through CSI Compressco's website for thirty days following the conference.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage.  CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines.  CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas.  CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers.  CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

This news release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco's distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio Serrano, Chief Financial Officer

Phone: 1-281-364-2244

eserrano@tetratec.com

www.csicompressco.com